Exhibit 5.2

9 Raffles Place #42-02 Republic Plaza Singapore 048619 Tel: +65.6536.1161 Fax: +65.6536.1171 www.lw.com UEN No. T09LL1649F

FIRM /AFFILIATE OFFICES
April 14, 2022 PropertyGuru Group Limited Paya Lebar Quarter 1 Paya Lebar Link #12-01/04 Singapore 408533 Re: PropertyGuru Group Limited – Registration Statement on Form F-1 Ladies and Gentlemen:	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.
File No. 069024-0002

We have acted as special U.S. counsel to PropertyGuru Group Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the issuance by the Company of up to 17,003,411 ordinary shares (the “Warrant Shares”) of the Company upon the exercise of warrants to purchase ordinary shares of the Company (the “Warrants”), and (ii) the offer and sale from time to time of (a) up to 146,358,455 ordinary shares of the Company, with par value $0.0001 per share (the “Resale Shares”), (b) up to 12,960,001 warrants (the “Resale Warrants”) to acquire ordinary shares of the Company, and (c) up to 17,003,411 ordinary shares of the Company underlying the Resale Warrants (the “Resale Warrants Shares”), in each case, to be resold from time to time by certain securityholders of the Company named in the Registration Statement. The Warrant Shares, the Warrants, the Resale Shares, the Resale Warrants and the Resale Warrant Shares are referred to herein collectively as the “Securities.”

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the resale of the Resale Warrants.

In rendering the opinion stated herein, we have examined the following:

(a) the Novation, Assumption and Amendment Agreement, dated as of July 23, 2021 (the “Novation, Assumption and Amendment Agreement”), by and among the Company, PropertyGuru Pte. Ltd. and Epsilon Asia Holdings II Pte. Ltd.;

(b) the Warrant Agreement, dated as of January 25, 2021 (the “BT2 Warrant Agreement”), by and between Bridgetown 2 Holdings Limited (“BT2”) and Bridgetown 2 LLC (the “SPAC Sponsor”); and

(c) the Amended and Restated Assignment, Assumption and Amendment Agreement, dated as of December 1, 2021 (the “Amended and Restated Assignment, Assumption and Amendment Agreement”, and together with the Novation, Assumption and Amendment Agreement and the BT2 Warrant Agreement, the “Documents”), by and among the Company, BT2, the SPAC Sponsor and Continental Stock Transfer & Trust Company.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the Cayman Islands are addressed in the opinion of Walkers (Singapore) Limited Liability Partnership, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

April 14, 2022

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Resale Warrants and the Documents have been duly authorized, executed and delivered by the parties thereto, (b) the Resale Warrants have been issued against the delivery of consideration therefor in accordance with each of the Documents (assuming the ordinary shares issuable upon the exercise of such Resale Warrants have been duly authorized and reserved for issuance by all necessary corporate action), (c) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms and (d) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP